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                                 PRESS RELEASE
                          CITADEL HOLDING CORPORATION

     Glendale, California (October 24, 1994) -- Citadel Holding Corporation, a Delaware corporation, announced today that it has issued 74,300 shares of its common stock to Craig Corporation, a current stockholder in Citadel, at a formula price intended to reflect the stock's market price.

     The investment increases Craig's equity stake in Citadel to just over 10%. Because Citadel has remained a registered thrift holding company following the restructuring and recapitalization of Fidelity Federal, acquisition of more than 10% of Citadel's equity can require the approval of the Office of Thrift Supervision ("OTS"). Craig advised Citadel that it previously received such OTS approval, and that such approval would expire on October 23, 1994 unless Craig's equity interest increased above 10% prior its expiration.

     Steve Wesson, the President and Chief Executive Officer of Citadel, said "This transaction was important to our Board to preserve Craig as a potential source of future equity financing without the need to seek new OTS approvals."

     Citadel shares are listed on the American Stock Exchange under the symbol CDL. Citadel continues to own approximately 16.18% of the outstanding shares of Fidelity Federal and is its second largest stockholder.